Exhibit 10.2

Execution Version

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of the 16th day of March 2016, by and among SREP III Flight – Investco, L.P., a Delaware limited partnership ( “Investor”) and an affiliate of StepStone Group Real Estate LP (“StepStone”), StepStone and Condor Hospitality Trust, Inc., a Maryland corporation (the “Company”).

RECITALS

A. WHEREAS, on the date hereof, Investor and the Company entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”), which provides for the purchase and sale of 3,000,000 shares (the “Shares”) of the Company’s Series D Cumulative Convertible Preferred Stock, $0.01 par value per share (the “Series D Stock”), which Series D Stock is convertible into the Company’s common stock, $0.01 par value per share (the “Common Stock”);

B. WHEREAS, in connection with the entry into the Stock Purchase Agreement, the Company will agree to appoint up to three director nominees selected by StepStone to the board of directors of the Company (the “Board of Directors”); and

C. WHEREAS, as an inducement to Investor to enter into the Stock Purchase Agreement and purchase the Shares pursuant to the Stock Purchase Agreement, Investor, StepStone and the Company hereby agree that this Agreement shall govern the respective rights of the parties specified herein, including the rights of StepStone to nominate directors to serve on the Board of Directors in accordance with the terms set forth below and the registration rights of Investor for the resale of the Shares under the Securities Act.

Unless otherwise provided, all capitalized terms shall have the meaning ascribed to them in Section 1.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. For purposes of this Agreement:

(a) “beneficially own” shall have the meaning ascribed to such term under Rule 13d-3 of the Exchange Act. For the avoidance of doubt, references to Investor’s or the StepStone Group’s beneficial ownership of Common Stock in this Agreement shall include shares of Common Stock issuance upon conversion of the Series D Stock held by Investor or the StepStone Group, respectively.

(b) “Commission” means the United States Securities and Exchange Commission.

(c) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(d) “Form S-1” means such form under the Securities Act as in effect on the date hereof or any similar registration form under the Securities Act subsequently adopted by the Commission.

(e) “Form S-3” means such form under the Securities Act as in effect on the date hereof or any similar registration form under the Securities Act subsequently adopted by the Commission that permits incorporation of substantial information by reference to other documents filed by the Company with the Commission.

(f) “Governing Documents” mean the Company’s bylaws, articles of incorporation or similar constituent documents, together with any other document which may set forth qualification requirements applicable to members of the Board of Directors or which may set forth items which require the approval of specified members or types of members of the Board of Directors, in all cases as the same may be amended from time to time.

(g) “Holder” means any holder of Registrable Securities.

(h) “Independence Standards” means the categorical independence standards set forth in the NASDAQ Stock Market listing standards, as applicable to the Company and as the same may be amended from time to time.

(i) “Initial StepStone Directors” mean Brendan MacDonald, Jeff Giller and Mark Linehan.

(j) “Ownership Period” means any period of time during which StepStone has the right to nominate at least one StepStone Director as described in Section 2(b).

(k) “Registrable Securities” means shares of Common Stock beneficially owned by the StepStone Group in an amount equal to the aggregate number of shares of Common Stock into which the Shares sold by the Company to Investor and its assignees pursuant to the Stock Purchase Agreement may be converted from time to time, plus any shares of Common Stock distributed to the StepStone Group by the Company as a dividend on the Shares or the shares of Common Stock into which the Shares have been converted.

(l) “SEC Rule 144” means Rule 144 promulgated by the Commission under the Securities Act.

(m) “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(n) “Shelf Registration” means a registration on a Shelf Registration Statement under Rule 415 promulgated under the Securities Act.

(o) “Shelf Registration Statement” means a Form S-1 or Form S-3 effecting a Shelf Registration.

(p) “StepStone Director” and “StepStone Directors” mean the Initial StepStone Directors, and each of them individually, and any Qualified Replacement.

(q) “StepStone Group” means StepStone and its controlled affiliates.

(r) “Qualified Replacement” means any individual designated by StepStone that (i) meets the Independence Standards, but only if the failure to meet the Independence Standards would mean that the Company failed to have a majority of independent directors under the NASDAQ Stock Market listing standards and (ii) completes the normal and customary background check and similar processes customary for appointments of directors of NASDAQ Stock Market listed companies, including completion of customary questionnaires insofar as such questionnaires are required of all other members of the Board of Directors.

(s) “Waiver Agreement” means the Waiver Agreement, dated March 16, 2016, by and among the Company, Investor and StepStone.

2. Board of Directors.

(a) The Company shall take, or cause to be taken, all actions necessary (i) to effect the resignations of Messrs. Dinkel, Walters and Whittemore (the “Outgoing Directors”) from the Board of Directors, and (ii) to elect or appoint (or cause to be elected or appointed) the Initial StepStone Directors to the Board of Directors to fill the vacancies created by the resignations of the Outgoing Directors. The resignations of the Outgoing Directors shall be effective not later than the closing of the transactions contemplated by the Stock Purchase Agreement (the “Closing” and such date, the “Closing Date”) and the election or appointment of the Initial StepStone Directors to the Board of Directors shall be effective at the Closing. The parties agree that the Initial StepStone Directors are deemed to have met all qualifications under Section 2(c) below and are deemed acceptable under Section 2(c). The Board of Directors shall consist of no more than nine members after such elections or appointments. The Company also agrees to permit the StepStone Directors, as of the date of their appointment or election, to participate as independent directors (if so qualified) in all decisions regarding transactions that require the approval of independent directors under applicable law or the Governing Documents, and to allow one or more StepStone Directors to attend meetings of any committee of the Board of Directors as non-voting observers if there are no StepStone Directors serving as a member of such committee.

StepStone may replace at any time any StepStone Director who resigns, is removed, or is otherwise unable to serve on the Board of Directors (including due to death, disability or otherwise) with a Qualified Replacement.

(b) At any time that and for so long as the StepStone Group collectively beneficially owns the percentage of outstanding shares of Common Stock set forth below, StepStone, on behalf of the members of the StepStone Group, shall have the right to nominate the number of StepStone Directors set forth below pursuant to this Section 2. For so long as StepStone has the right to nominate at least two directors pursuant to this Section 2(b), not less than one StepStone Director shall be appointed to each of the Company’s Investment Committee and Nominating Committee, Finance Committee and, if such StepStone Directors(s) are independent directors under the NASDAQ Stock Market listing standards and such standards require independence, the Compensation Committee. The election or appointment of the Initial StepStone Directors to the committees of the Board of Directors shall be effective not later than the close of business on Friday, March 25, 2016, and such committees shall take no action between the Closing and such election or appointment.

Ownership Percentage	Number of Directors
22% or more	3
Less than 22%	2
but 14% or more
Less than 14%	1
but 7% or more

(c) The following procedures shall be followed with respect to the nomination of StepStone Directors pursuant to Section 2(b):

(i) For purposes of whether StepStone has a right to nominate one or more StepStone Directors pursuant to Section 2(b), the StepStone Group’s beneficial ownership of the outstanding shares of Common Stock, as applicable, shall be measured as of the record date for such meeting or written consent.

(ii) No later than April 1 of each year, StepStone shall identify to the Board of Directors its nominee(s) for StepStone Director(s) and provide the Company with any other information reasonably requested by the Board of Directors to evaluate the suitability of such nominee(s) for directorship (such notice a “Designation Notice”). With respect to any StepStone nominee, StepStone shall use its reasonable best efforts to ensure that any such nominee meets the Independence Standards.

(iii) Within ten (10) days of receiving a Designation Notice in accordance with Section 2(c)(ii), the Board of Directors or any authorized committee thereof shall have made a good faith and reasonable determination as to the suitability of nominee(s) for StepStone Director(s) and shall notify StepStone of its determination in writing.

(iv) With respect to each shareholder vote for the general election of directors of the Company held (whether by a meeting or written consent of the shareholders of the Company) during the Ownership Period, the Company, the Nominating Committee of the Board of Directors and the Board of Directors shall nominate and recommend for approval by the Company’s shareholders StepStone Directors (up to the number the Investor is entitled to designate pursuant to Section 2(b)) or, to the extent that a StepStone Director is unable to serve as a director of the Company (due to death, disability or incapacity), any Qualified Replacement for election as a director of the Company, and the Company shall also solicit proxies for StepStone Directors or Qualified Replacements to the same extent as it does for any of its other nominees to the Board of Directors; provided that (A) in the event that StepStone fails to send a timely Designation Notice in order for the Company to nominate a new StepStone Director, the StepStone Director then currently serving as a director shall be deemed to be the new StepStone Director and (B) to the extent that the Board of Directors reasonably determines, based upon NASDAQ Stock Market listing standards, that the proposed StepStone Director does not qualify as a Qualified Replacement, StepStone shall be permitted to propose additional individuals until such time that the Board of Directors determines that a proposed StepStone Director qualifies as a Qualified Replacement to serve as a director of the Company.

(v) With respect to each shareholder vote for the general election of directors of the Company held (whether by a meeting or written consent of the shareholders of the Company) during the Ownership Period, the Company, the Nominating Committee of the Board of Directors and the Board of Directors shall nominate and recommend for approval by the Company’s shareholders the current directors of the Board of Directors who remain on the Board of Directors following the election or appointment of the StepStone Directors, and upon their replacement for any cause, their successors as nominated by the Nominating Committee of the Board of Directors. StepStone agrees to vote for the election of the current directors of the Board of Directors who remain on the Board of Directors following the election or appointment of the StepStone Directors, and their successors as nominated by the Nominating Committee of the Board of Directors.

(vi) The Company shall not, without the written consent of StepStone, amend, modify or alter the first sentence (which provides for certain voting commitments with respect to directors) in the second paragraph of Section 2.20 of the Directors Designation Agreement dated as of February 1, 2012 between the Company and Real Estate Strategies L.P. (“RES”).

(d) Each of the StepStone Directors, upon appointment or election to the Board of Directors, will be governed by the same protections and obligations as all other directors of the Company, including, without limitation, protections and obligations regarding customary liability insurance for directors and officers, confidentiality, conflicts of interests, fiduciary duties, trading and disclosure policies, director evaluation process, director code of ethics, director share ownership guidelines, stock trading and pre-approval policies, and other governance matters. The Company agrees that it shall promptly offer to enter into an indemnification agreement with each StepStone Director substantially similar to the indemnification agreements, if any, then in effect with the Company’s directors when each StepStone Director becomes a member of the Board of Directors; provided, that if the Company has not entered into customary indemnification agreements with its directors then the Company shall promptly offer to enter into an indemnification agreement with each StepStone Director on customary terms and conditions.

(e) Commencing on the election or appointment of StepStone Directors of the Company in accordance with this Agreement and thereafter for so long as at least one StepStone Director nominated by StepStone is serving as a member of the Board of Directors, StepStone will, and will cause each member the StepStone Group to: (i) with respect to the Company or its Common Stock or Series D Stock, not make, engage or in any way participate in, directly or indirectly, any “solicitation” (as such term is used in the proxy rules of the Commission) of proxies or consents (whether or not relating to the election or removal of directors), (ii) except as provided for in this Agreement, not seek, alone or in concert with others, election or appointment to, or representation on, or nominate or propose the nomination of any candidate to, the Board of Directors, (iii) not initiate, propose or otherwise “solicit” (as such term is used in the proxy rules of the Commission) shareholders of the Company for the approval of shareholder proposals made to the Company whether made pursuant to Rule 14a-8 under the Exchange Act or otherwise, or cause or encourage or attempt to cause or encourage any other person to initiate any such shareholder proposal, regardless of its purpose, and (iv) cause all shares of Common Stock or Series D Stock beneficially owned by Investor and the members of the StepStone Group as to which they are entitled to vote at any meeting of shareholders to be voted in favor of the election of each member of any slate of directors recommended by the Board of Directors that includes at all StepStone nominees nominated by StepStone pursuant to this Agreement with respect to such election; provided, that each of the StepStone Directors on the Board of Directors shall have voted in favor of such slate of director nominees.

(f) The Company agrees that it shall promptly offer to enter into indemnification agreements with Investor and StepStone, on similar terms as the agreements in effect with the Company’s existing directors as of the date hereof, indemnifying Investor and StepStone against a third-party claim of control person liability within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act; provided, that if the Company has not entered into customary indemnification agreements with its directors then the Company shall promptly offer to enter into an indemnification agreement with Investor and StepStone on customary terms and conditions indemnifying Investor and StepStone against a third-party claim of control person liability within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act.

(g) The Company hereby agrees that during the Ownership Period it shall: (i) unless otherwise consented to by the StepStone Director, provide each StepStone Director at least five

(5) business days advance written notice to any meeting of the Board of Directors, notice which shall include the agenda proposed by the Chairman of the Board of Directors (and for any meeting of a committee of the Board of Directors if no member of such committee is an StepStone Director) and any documents or information to be addressed or discussed during such meeting; and (ii) furnish the StepStone Directors with such financial and operating data and other information with respect to the business, finance and properties of the Company as the Company prepares and compiles for members of its Board of Directors in the ordinary course.

3. Registration Rights. The Company covenants and agrees as follows:

(a) Request for Registration.

(i) If the Company shall receive a written request from one or more Holders (the Holders initiating such request, the “Initiating Holders”) that the Company effect the registration under the Securities Act of Registrable Securities with an anticipated aggregate offering price of at least $5,000,000, then the Company shall:

(A) within ten (10) days of the receipt thereof, give written notice of such request to all Holders;

(B) subject to the limitations of this Section 3(a), use its best efforts to effect a registration under the Securities Act of all of such Initiating Holders’ Registrable Securities as are specified in such request, together with all of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after receipt of such written notice from the Company as soon as practicable; and

(C) file, as promptly as reasonably practicable following receipt of such request of the Initiating Holders in all other cases, a registration statement under the Securities Act covering all the Registrable Securities that the Holders shall in writing request to be included in such registration and to use its best efforts to have such registration statement declared effective.

(ii) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as part of their request made pursuant to this Section 3(a) and the Company shall include such information in the written notice referred to in Section 3(a)(i)(A). In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All parties proposing to distribute their securities through such underwriting shall (together with the Company as provided in Section 3(d)(v)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by Holders of a majority of the Registrable Securities to be included in the underwriting and reasonably acceptable to the Company. Notwithstanding any other provision of this Section 3(a), if, in the case of a registration requested pursuant to Section 3(a), the underwriter advises the Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Holders shall so advise the Company and all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated pro rata among all Holders thereof desiring to participate in such underwriting (proportionate to the number of Registrable Securities then held by each such Holder). No

Registrable Securities requested by any Holder to be included in a registration pursuant to Section 3(a) shall be excluded from the underwriting unless all securities other than Registrable Securities are first excluded.

(iii) Notwithstanding the foregoing provisions of this Section 3(a), the Company shall not be obligated to effect, or take action to effect any registration pursuant to Section 3(a) after the Company has already effected two registrations initiated by the Holders pursuant to Section 3(a) in the immediately preceding twelve-month period; provided, however, that no registration of Registrable Securities that shall not have become and remained effective in accordance with Section 3(d) shall be deemed to be a registration for any purpose of this Section 3(a) unless such registration was withdrawn at the request of the Holders except under the circumstances described in the last clause of the first sentence of Section 3(f).

(iv) Notwithstanding the foregoing provisions of this Section 3(a), in the event that the Company is requested to file any registration statement pursuant to this Section 3(a), the Company shall not be obligated to effect the filing of such registration statement:

(A) during the six-month period following the effective date of any other registration statement on Form S-1 or S-3 pertaining to an underwritten public offering of securities for the account of the Company; or

(B) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 3(c) below; or

(C) if the Registrable Securities to be included in the registration statement could be sold without restriction under SEC Rule 144 within a ninety (90) day period and the Company is currently subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the Exchange Act; or

(D) if the Company shall furnish to the Holders requesting such registration statement a certificate signed by the Chief Executive Officer of the Company stating that, in the good faith judgment of the Board of Directors (as evidenced by a written resolution of the Board of Directors), it would not be in the best interests of the Company and its shareholders generally for such registration statement to be filed or to remain effective as long as such registration statement would otherwise be required to remain effective, the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request for registration from the applicable Initiating Holders; provided, however, that the Company may not utilize the right set forth in this Section 3(a)(iv)(D) more than once in any twelve-month period.

(b) Company Registration. If the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its capital stock or other equity securities (or securities convertible into equity securities) under the Securities Act in connection with the public offering of such securities (other than a registration on Form S-8 relating solely to the sale of securities to participants in a Company stock plan, a registration relating to a transaction described in Rule 145(a) of the Securities Act, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered or a registration on Form S-4), the Company shall, at such time, promptly give each Holder of any Registrable Securities written notice of such registration. Upon the written request of any such Holder, given within twenty (20) days after mailing of such notice by the Company, the Company shall, subject to the provisions of the following sentence of this Section 3(b), use its best efforts to cause a registration statement covering all of the Registrable Securities that each such Holder has requested to be registered to become effective under the Securities Act. The Company shall have the right, in its sole discretion, to terminate or withdraw, and shall otherwise be under no obligation to complete, any offering of its securities it proposes to make under this Section 3(b) and shall incur no liability to any Holder for its failure to do so, whether or not such Holder has elected to include securities in such registration. The expenses of such withdrawn registration shall be paid by the Company in accordance with Section 3(f).

(c) Shelf Registration.

(i) In case the Company shall receive from one or more Holders a written request or requests that the Company effect a Shelf Registration with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(A) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(B) use its best efforts to effect such registration as soon as practicable, and in any event to file within sixty (60) days of the receipt of such request a Shelf Registration Statement under the Securities Act covering all of the Registrable Securities which such Holders have requested to be registered and to use its best efforts to have such registration statement become effective, and to effect such qualification or compliance as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 3(c) if: (1) the aggregate market value of the Registrable Securities to be registered specified as of the date of such request is less than $1,000,000; (2) the Company shall furnish to the Holder or Holders requesting a registration statement pursuant to this Section 3(c) a certificate signed by the Company’s Chief Executive Officer stating that, in the good faith judgment of the Board of Directors (as evidenced by a written resolution of the Board of Directors), it would not be in the best interests of the Company and its shareholders generally for such registration statement to be filed, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of such Holder or Holders, provided that such right shall be exercised by the Company not more than once in any twelve-month period; or (3) during the period ending six months after the effective date of a registration statement filed pursuant to Section 3(a).

(ii) If the Holders intend to distribute any of the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as part of their request made pursuant to this Section 3(c) and the Company shall include such information in the written notice referred to in Section 3(c)(i)(A). The provisions of Section 3(a)(ii) shall be applicable to such request (with the substitution of Section 3(c) for references to Section 3(a)).

(d) Obligations of the Company. Whenever required under this Section 3 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably practicable:

(i) prepare and file with the Commission a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of at least a majority of the Registrable Securities registered thereunder, keep such registration statement effective for (A) in the case of a registration required pursuant to Section 3(a), up to 120 days or until such earlier time at which the distribution of securities contemplated by such registration statement has been completed and (B) in the case of a registration required pursuant to Section 3(c), until such time at which all Registrable Securities registered thereunder have been sold (such period, the “Effectiveness Period”);

(ii) prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement, and use its best efforts to cause each such amendment and supplement to become effective, as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during the Effectiveness Period;

(iii) furnish to the Holders, such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(iv) use its best efforts to register or qualify the securities covered by such registration statement under such other securities or “blue sky” laws of such states and jurisdictions as shall be reasonably requested by the Holders, except that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business, subject itself to taxation or file a general consent to service of process in any such state or jurisdiction unless already subject to such qualification, taxation or service;

(v) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering;

(vi) notify each Holder covered by such registration statement, at any time when a prospectus relating thereto covered by such registration statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and promptly file such amendments and supplements which may be required pursuant to Section 3(d)(ii) on account of such event and use its best efforts to cause each such amendment and supplement to become effective;

(vii) use its best efforts to have furnished, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 3, if such securities are being sold through underwriters, to such underwriters on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 3: (A) an opinion or opinions, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given by company counsel to the underwriters in an underwritten public offering, addressed to the underwriters, if any, and (B) a “comfort” letter dated such date, from the independent certified public accountant of the

Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any;

(viii) apply for listing and use its best efforts to list the Registrable Securities being registered on any national securities exchange on which a class of the Company’s equity securities is then listed;

(ix) notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed;

(x) after such registration statement becomes effective, notify each selling Holder in writing of any request by the Commission that the Company amend or supplement such registration statement or prospectus;

(xi) provide a transfer agent and registrar for all Registrable Securities registered pursuant hereto; and

(xii) without in any way limiting the types of registrations to which this Section 3 shall apply, in the event that the Company shall effect a Shelf Registration, the Company shall take all reasonable action, including, without limitation, the filing of post-effective amendments, to permit the Holders to include their Registrable Securities in such registration in accordance with the terms of this Section 3.

(e) Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 3 in respect of the Registrable Securities of any selling Holder that such selling Holder shall furnish to the Company such information regarding itself, the Registrable Securities and the intended method of disposition of such securities, as shall be reasonably requested by the Company in connection with registration of its Registrable Securities.

(f) Expenses of Demand Registration. All expenses other than underwriters’ or brokers’ discounts and commissions relating to Registrable Securities incurred in connection with each registration, filing or qualification pursuant to Section 3(a), including (without limitation) all registration, filing and qualification fees, printing and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders (up to a maximum amount of $50,000), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration begun pursuant to Section 3(a) if the registration request is subsequently withdrawn at any time at the request of the Holders of a majority of the Registrable Securities to be registered in such registration (in which case all participating Holders shall bear such expenses pro rata in accordance with the number of Registrable Securities that were to be registered thereunder by each such Holder), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 3(a); and provided, further, that if at the time of any withdrawal described in the foregoing clause the Holders have learned of a material adverse change in the condition, business or prospects of the Company (other than a change in market demand for its securities or in the market price thereof) from that known to the Holders requesting such registration at the time of their request that makes the proposed offering unreasonable in the good faith judgment of such Holders, then the Holders shall not be required to pay any of such expenses and the right to one demand registration pursuant to Section 3(a) shall not be forfeited. All underwriters’ and brokers’ discounts and commissions relating to Registrable Securities included in any registration effected pursuant to Section 3(a) will be borne and paid ratably by the Holders of such Registrable Securities on the basis of the number of Registrable Securities registered on their behalf.

(g) Expenses of Company Registration and Shelf Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to any registration pursuant to Section 3(b) or Section 3(c) for each Holder including, without limitation, all registration, filing and qualification fees, printing and accounting fees, fees and disbursements of counsel for the Company and the reasonable fees and disbursements of one counsel for the selling Holders (up to a maximum amount of $25,000, if the registration is pursuant to Section 3(b) or is a Shelf Registration is on Form S-3 pursuant to Section 3(c), and $50,000, if the registration is a Shelf Registration is on Form S-1 pursuant to Section 3(c)). Underwriters’ and brokers’ discounts and commissions relating to Registrable Securities included in any registration effected pursuant to Section 3(b) or Section 3(c) will be borne and paid ratably by the Holders of such Registrable Securities on the basis of the number of Registrable Securities sold on their behalf.

(h) Underwriting Requirements in Company Registration; Market Stand-Off.

(i) In connection with any offering involving an underwriting of securities being issued by the Company, the Company shall not be required under Section 3(b) to include any of the Holders’ securities in such underwriting unless such Holders accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, and then only in such quantity, if any, as the underwriters determine, in their sole discretion, marketing factors allow. If the managing underwriter for the offering shall advise the Company in writing that the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities to be sold other than by the Company that marketing factors allow, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the managing underwriter believes marketing factors allow, with the securities so included to be reduced as follows: (a) all securities which shareholders other than the Company, the Holders and requesting holders pursuant to Section 2.2 of the Registration Rights Agreement dated as of February 1, 2012 (the “IRSA Registration Rights Agreement”) between the Company and RES (the “Other Holders”) seek to include in the offering shall first be excluded from the offering to the extent limitation on the number of shares included in the underwriting is required, and (b) if further limitation on the number of shares to be included in the underwriting is required, then the number of shares held by the Holders and Other Holders that may be included in the underwriting shall be reduced pro rata in accordance with the number of Registrable Securities held by each such Holder and registrable securities under the IRSA Registration Rights Agreement held by each such Other Holder, but in no event shall the amount of securities of the selling Holders and Other Holders included in the offering be reduced below 25% of the total amount of securities included in such offering.

(ii) In connection with the registration or offering of the Company’s securities, upon the reasonable request of the Company and the managing Underwriter of any underwritten offering of the Company’s securities, each Holder agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of, any Registrable Shares (other than those included in the registration) without prior written consent of the Company, or such Underwriters, as the case may be, for such period of time (not to exceed 180 days from the effective date of such registration or offering prior to July 31, 2017, and not to exceed 60 days from the effective date of such registration or offering thereafter) as the Company and the managing Underwriter may reasonably specify (the “Stand-Off Period”); provided, however, that:

(A) all executive officers and directors of the Company then holding Common Stock of the Company shall enter into similar agreements for not less than the time period required of the Holders hereunder; and

(B) the Holders shall be allowed any concession or proportionate release allowed to any officer or director that entered into similar agreements.

(i) Suspension. Notwithstanding anything herein to the contrary, the Company may suspend the use of any registration statement filed hereunder and any related prospectus, if the Company shall have furnished to the Holders of Registrable Securities included on such registration statement a certificate signed by the Chief Executive Officer of the Company stating that, in the good faith judgment of the Board of Directors (as evidenced by a written resolution of the Board of Directors), because of valid business reasons, including without limitation any proposal or plan of the Company or any of its subsidiaries to effect a merger, acquisition, disposition, financing, reorganization, recapitalization or other transaction, or because of required disclosure or filings with the Commission, it is in the best interests of the Company to suspend such use, and prior to suspending such use the Company provides the affected Holders with written notice of such suspension, which notice need not specify the nature of the event giving rise to such suspension (and, upon receipt of such notice, each Holder agrees not to sell any securities pursuant to the registration statement until such Holder is advised in writing that the related prospectus may be used, which notice the Company agrees to provide promptly following the lapse of the event or circumstances giving rise to such suspension); provided, however, that the Company may not utilize (A) the right set forth in this Section 3(i) for a period of more than forty-five (45) days or (B) the right set forth in this Section 3(i), together with the right set forth in Section 3(a)(iv)(D) and/or Section 3(c)(i)(B)(2), more than once in any twelve-month period. Each such Holder shall keep confidential any communications received by it from the Company regarding the suspension of the use of a registration statement and related prospectus (including the fact of the suspension), except as required by applicable law.

(j) Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 3:

(i) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the officers, directors, partners, members, agents and employees of each Holder, legal counsel and accountants for each such Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter or other aforementioned person within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or any other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (each a “Violation”): (A) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, any issuer information (as defined in Rule 433 under the Securities Act) filed or required to be filed pursuant to Rule 433(d) under the Securities Act, (B) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made in the case of any prospectus, not misleading, or (C) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state or federal securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state or federal securities law. The Company will promptly reimburse each such Holder, officer, director, partner, member, agent, employee, legal counsel, accountants, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action, as incurred. The indemnity agreement contained in this Section 3(j)(i) shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Company be liable to a Holder in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon (A) a Violation that occurs in reliance upon and in conformity with written information furnished to the Company expressly for use in such registration by or on behalf of such Holder or (B) in the case of a sale directly by a Holder of Registrable Securities (including a sale of such Registrable Securities through any underwriter retained by such Holder engaging in a distribution solely on behalf of such Holder), an untrue statement or alleged untrue statement or omission or alleged omission that was contained in a preliminary prospectus and corrected in a final, amended or supplemented prospectus (including a free writing prospectus) delivered to such Holder or underwriter a reasonable period of time prior to the time of such sale, and such Holder or underwriter failed to deliver a copy of such final, amended or supplemented prospectus (including a free writing prospectus) at or prior to the time of sale of the Registrable Securities to the person asserting any such loss, claim, damage or liability in any case in which the delivery of such final, amended or supplemented prospectus (including a free writing prospectus) would have eliminated such loss, claim, damage or liability.

(ii) Each Holder that includes any Registrable Securities in any registration statement will furnish to the Company in writing such information as the Company reasonably requests for use in connection with any registration statement or prospectus and agrees to indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, each other selling Holder and each person, if any, who controls a selling Holder within the meaning of the Securities Act against any losses, claims, damages, or liabilities (joint or several) to which the Company or any such director, officer, Holder or controlling person may become subject, under the Securities Act, the Exchange Act or any other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Holder expressly for use in such registration, and each such Holder will promptly reimburse any legal or other expenses reasonably and actually incurred by the Company or any such director, officer, Holder or controlling person in connection with investigating or defending any such loss, claim, damage, liability, or action, as incurred; provided, however, that the liability of any Holder hereunder shall be limited to the proceeds from the offering received by such Holder (net of any underwriting discounts, commissions or other selling expenses); and provided, further, that the indemnity agreement contained in this Section 3(j)(ii) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder (which consent shall not be unreasonably withheld, conditioned or delayed), nor, in the case of a sale directly by the Company of its securities (including a sale of such securities through any underwriter retained by the Company to engage in a distribution solely on behalf of the Company), shall the Holder be liable to the Company in any case in which such untrue statement or alleged untrue statement or omission or alleged omission was contained in a preliminary prospectus and corrected in a final, amended or supplemented prospectus (including a free writing prospectus), and the Company or such underwriter failed to deliver a copy of such final, amended or supplemented prospectus (including a free writing prospectus) at or prior to the time of sale of the securities to the person asserting any such loss, claim, damage or liability and the delivery of such final, amended or supplemented prospectus (including a free writing prospectus) would have eliminated such loss, claim, damage or liability. The obligations of the Holders hereunder are several, not joint.

(iii) Promptly after receipt by an indemnified party under this Section 3(j) of notice of the commencement of any action (including any governmental action) for which the party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 3(j), deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume and control the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests, as reasonably determined by either party, between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of liability to the indemnified party under this Section 3(j) to the extent, and only to the extent, of such prejudice.

(iv) In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (A) any indemnified party exercising rights under this Agreement, or any controlling person of any such indemnified party, makes a claim for indemnification pursuant to this Section 3(j) but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 3(j) provides for indemnification in such case, or (B) contribution under the Securities Act may be required on the part of any such indemnifying party or any such controlling person in circumstances for which indemnification is provided under this Section 3(j), then, and in each such case, the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damages or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with the statements or omissions that resulted in such loss, liability, claim, damages or expense, as well as any other relevant equitable considerations; provided, however, that no contribution by any Holder, when combined with any other amounts paid by such Holder pursuant to this Section 3(j), shall exceed the aggregate net proceeds received by such Holder in the offering out of which such loss, liability, claim, damage or expense arose. The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Notwithstanding the foregoing, in no event shall such Holder’s liability pursuant to this Section 3(j)(iv), when combined with any amounts paid or payable by such Holder pursuant to Section 3(j)(ii), exceed proceeds received by such Holder from the offering out of which the loss, liability, claim, damage or expense arose (net of any underwriting discounts, commissions or other selling expenses).

(v) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten offering, the obligations of the Company and the Holders under this Section 3(j) shall survive the sale, if any, of the Registrable Securities and the completion of any offering of Registrable Securities in a registration statement.

(k) Reports Under the Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the Commission that may at any time permit a Holder to sell securities of the Company to the public without registration, and with a view to making it possible for Holders to have the resale of the Registrable Securities registered pursuant to a registration statement on Form S-3, the Company shall use its best efforts to:

(i) make and keep adequate public information available, as those terms are understood and defined in SEC Rule 144, for so long as the Company is subject to the periodic reporting requirements under Section 13 or Section 15(d) of the Exchange Act;

(ii) take such action as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities;

(iii) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(iv) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (A) a written statement by the Company as to its compliance with the reporting requirements of SEC Rule 144, the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or as to its qualification as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (B) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (C) such other documents as may be reasonably requested in availing any Holder of any rule or regulation of the Commission which permits the selling of any such securities without registration or pursuant to such form.

(l) Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 3 may be assigned by any Holder to a “permitted transferee” pursuant to this Section 3(l) and by such transferee to a subsequent permitted transferee, but only if such rights are transferred with all related obligations hereunder. A “permitted transferee” means any person or entity that acquires the Holder’s Shares that enters into a joinder the this Agreement.

(m) Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company relating to registration rights unless such agreement includes: (i) to the extent such agreement would allow such holder or prospective holder to include such securities in any registration statement filed under Section 3(a), 3(b) or 3(c) hereof, a provision that such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of its securities will not reduce the amount of the Registrable Securities of the Holders that would otherwise be included; and (ii) a provision preventing such holder or prospective holder from making a demand for registration.

(n) Termination of Registration Rights. The registration obligations of the Company pursuant to this Section 3 shall terminate with respect to any Holder on the first date upon which all of the remaining Registrable Securities then held or issuable to such Holder (together with any other member of such Holder’s Group) could be sold under SEC Rule 144 without restriction.

4. Preemptive Rights.

(a) Sale of New Securities. Each member of the StepStone Group shall have the right to purchase up to its pro rata share (based on its beneficial ownership of the Company, on a fully diluted basis) of all issuances of equity or securities convertible to or exchangeable for equity in the Company from the Closing Date to the fifth anniversary of this Agreement (or until the third anniversary of this Agreement if the StepStone Group’s aggregate beneficial ownership of Common Stock represents less than ten million (10,000,000) shares of Common Stock), if at any time or from time after the Closing Date, the Company makes any public or non-public offering of any equity securities (including Common Stock or preferred shares, options or debt that is convertible or exchangeable into equity securities or that include an equity component, such as an “equity” kicker, including any hybrid security) (any such security, a “New Security”) for cash (excluding the issuance or sale in the aggregate of up to 200,000 shares of Common Stock in any six month period through the standby equity distribution agreement with YA Global Master SPV Ltd., or any similar equity distribution arrangement executed prior to the day hereof and, for the avoidance of doubt, other than (i) pursuant to the granting of employee equity awards, in each case in the ordinary course of equity compensation awards or stock purchase plans or dividend reinvestment plans, or (ii) issuances for the purposes of consideration in acquisition transactions). Such member of the StepStone Group shall be afforded the opportunity to acquire from the Company for the same price and on the same terms as such New Securities are proposed to be offered to others, up to the amount of New Securities in the aggregate required to enable it to maintain its then proportionate Common Stock-equivalent interest, subject to the limitations on beneficial ownership set forth in the Waiver Agreement. The amount of New Securities that the StepStone Group shall be entitled to purchase in the aggregate, subject to the limitations on beneficial ownership set forth in the Waiver Agreement, shall be determined by multiplying (A) the total number of such offered shares of New Securities by (B) a fraction, the numerator of which is the number of Common Stock beneficially owned by the StepStone Group, and the denominator of which is the number of Common Stock then outstanding on an as-converted basis assuming conversion of all outstanding Series D Stock.

(b) Notice. In the event the Company proposes to offer New Securities, it shall give StepStone prior written notice of its intention, describing the price (or range of prices), anticipated amount of securities, timing and other terms upon which the Company proposes to offer the same, no later than ten (10) business days prior to the commencement of such offer or sale, as the case may be, or six (6) business days prior the commencement of such offer in the case of an underwritten public offering of Common Stock or preferred shares on an “overnight” or equivalent expedited offering (an “Expedited Offering”). StepStone shall have seven (7) business days (four (4) business days in the case of an Expedited Offering) from the date of receipt of such a notice to notify the Company in writing that it or another member of the StepStone Group intends to exercise such purchase rights and as to the amount of New Securities StepStone or another member of the StepStone Group desires to purchase. Such notice shall constitute a non-binding indication of interest to purchase the amount of New Securities so specified at the price and other terms set forth in the Company’s notice to it. The failure of StepStone to respond within such seven (7) business day period (or four (4) business day period in the case of an Expedited Offering) period shall be deemed to be a waiver of the rights under this Section 4 only with respect to the offering described in the applicable notice.

(c) Purchase Mechanism. If preemptive rights are exercised pursuant to this Section 4, the closing of the purchase of the New Securities with respect to which such right has been exercised shall take place (i) in the case of any public offering, simultaneously with the closing of such offering to other purchasers, or (ii) in the case of any private offering, upon the later to occur of the closing of such offering and thirty (30) calendar days after the giving of notice of such offering. Each of the Company and StepStone agrees to use its commercially reasonable efforts to secure any regulatory or other consents or shareholder approval, and to comply with any law or regulation necessary in connection with the offer, sale and purchase of, such New Securities.

(d) Failure of Purchase. In the event preemptive rights provided in this Section 4 are not exercised within the prescribed period or, if so exercised, the applicable member of the StepStone Group is unable to consummate such purchase within the time period specified in Section 4(c) above, the Company shall thereafter be entitled during the period of ninety (90) days following the conclusion of the applicable period to sell or enter into an agreement (pursuant to which the sale of the New Securities covered thereby shall be consummated, if at all, within thirty (30) days from the date of said agreement) to sell the New Securities not elected to be purchased pursuant to this Section 4 or that the StepStone Group is unable to purchase because of such failure to obtain any such consent or approval, at a price and upon terms no more favorable to the purchasers of such securities than were specified in the Company’s notice to StepStone. Notwithstanding the foregoing, if such sale is subject to the receipt of any regulatory or other consents, shareholder approval or the expiration of any waiting period, the time period during which such sale may be consummated shall be extended until the expiration of five (5) business days after all such approvals or consents have been obtained or waiting periods expired, but in no event shall such time period exceed 180 days from the date of the applicable agreement with respect to such sale. In the event the Company has not sold the New Securities or entered into an agreement to sell the New Securities within said ninety (90) day period (or sold and issued New Securities in accordance with the foregoing within thirty (30) days from the date of said agreement (as such period may be extended in the manner described above for a period not to exceed 180 days from the date of said agreement)), the Company shall not thereafter offer, issue or sell such New Securities without first offering such securities to the StepStone Group in the manner provided above.

5. StepStone Participation. StepStone’s participation in the Company’s financial and operating policy decisions will be through the StepStone Directors. For the avoidance of doubt, in addition to any approval required under the Governing Documents, the vote of a majority of the Board of Directors shall be required to (i) effect any acquisition of a hotel property or any other property or asset at a purchase price of $5,000,000 or more, or effect any disposition of a hotel property or any other property or asset at a sale price of $2,000,000 or more; provided, that if the acquisition or disposition involves consideration other than for cash, the purchase price shall be determined by the Board of Directors in its reasonable discretion; (ii) effect any merger, acquisition or sale of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, (iii) effect any financings (including refinancings) involving amounts of $2,000,000 or more; and (iv) approve any annual operating budget of the Company. As long as StepStone has the right to designate one or more StepStone Directors, the Company shall furnish StepStone with such financial and operating data and other information with respect to the business, finance and properties of the Company as the Company prepares and compiles for members of its Board of Directors in the ordinary course. In case StepStone has no StepStone Director, but the standstill provided in Section 2(e) above is still in place, then this Company undertaking shall also remain effective and those rights shall be afforded directly to StepStone.

6. Recapitalization or Exchange Affecting the Company’s Capital Stock. The provisions of this Agreement shall apply in accordance with its terms with respect to all of the shares of beneficial interest of the Company or any successor thereto (including a successor by merger or consolidation) or that may be issued in respect of, in exchange for, or in substitution of such shares, as applicable, and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations, and the like occurring after the date hereof.

7. Miscellaneous.

(a) Successors and Assigns. Except as set forth in Section 3(l), any assignment of this Agreement or any of the rights or obligations under this Agreement by any of the parties hereto (whether by operation of law or otherwise) shall be void, invalid and of no effect without the prior written consent of the other parties hereto; provided, however, that the rights under this Agreement may be assigned (but only with all related obligations) by StepStone to one or more member(s) of the StepStone Group so long as the assignee(s) agree in writing to be bound by the terms and conditions of this Agreement; provided, further, that any such assignment shall not release, or be construed to release the assignor from its duties and obligations under this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

(b) Termination. This Agreement shall terminate at such time as the StepStone Group beneficially holds less than 7.0% of the outstanding Common Stock of the Company; provided that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

(c) Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of New York as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of New York, without regard to conflict of law principles that would result in the application of any law other than the law of the State of New York.

(d) Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by portable document format (pdf) and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(e) Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

(f) Notices. All notices, requests, demands, and other communications hereunder shall be in writing (which shall include communications by e-mail) and shall be delivered (a) in person or by courier or overnight service, or (b) by e-mail with a copy delivered as provided in clause (a), as follows:

If to the Company:

1800 West Pasewalk Ave., Suite 200

Norfolk, Nebraska 68701 Attention:

Chief Executive Officer

Telephone: (402) 371-2520

E-mail: bblackham@trustcondor.com

with a copy (which shall not constitute notice) to:

1800 West Pasewalk Ave., Suite 200

Norfolk, Nebraska 68701

Attention: Chief Financial Officer

Telephone: (402) 371-2520

E-mail: jgantt@trustcondor.com

Guy Lawson

McGrath North Mullin & Kratz, PC LLO

First National Tower, Suite 3700

1601 Dodge Street Omaha, Nebraska 68102

Telephone: (402) 633-1402

E-mail: glawson@mcgrathnorth.com

If to Investor or StepStone:

StepStone Group Real Estate LP

150 California Street, Suite 850

San Francisco, California 94111

Attention: Brendan MacDonald / Jason Ment

Telephone: (415) 318-7982

E-mail: bmacdonald@stepstoneglobal.com; JMent@stepstoneglobal.com with a copy (which shall not constitute notice) to:

Jones Day

77 W. Wacker Dr.

Chicago, Illinois 60601

Attention: Brad Brasser

Telephone: (312) 269-4252

E-mail: bcbrasser@jonesday.com

(g) Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of all parties hereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

(h) Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

(i) Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof.

(j) Governing Documents. Subject to compliance with applicable laws, rules and regulations, the Company shall take or cause to be taken all lawful action necessary to ensure that, at all times during the Ownership Period, the Governing Documents are not inconsistent with the provisions of this Agreement. The Governing Documents shall continue to allow attendance at meetings of the Board of Directors and the committees of the Board of Directors through telephone conference or video conference.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

CONDOR HOSPITALITY TRUST, INC.

By:	/s/ J. William Blackham
Name:	J. William Blackham
Title:	President and CEO

SREP III FLIGHT - INVESTCO, L.P.

By:	/s/ Jason Ment
Name:	Jason Ment
Title:	Partner and General Counsel

STEPSTONE GROUP REAL ESTATE, LP

By:	/s/ Jason Ment
Name:	Jason Ment
Title:	Partner and General Counsel